NEWS RELEASE

NYSE: ONB

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FOR IMMEDIATE RELEASE –
June 19, 2013

Old National appoints former Indiana Lt. Governor
Becky Skillman to Corporate Board of Directors

Evansville, Ind. (June 19, 2013) – Old National Bancorp (NYSE:ONB) announced today the appointment of Becky Skillman to its Corporate Board of Directors.

Becky Skillman serves as President/CEO of Radius Indiana, an economic development company for South Central Indiana. Prior to joining Radius, Skillman served as Lt. Governor of the State of Indiana for eight years.   She has devoted her life to public service and to the enrichment of the lives of the citizens of Indiana.

“We are very pleased to have Becky Skillman join our Board of Directors,” said Old National Board
Chairman Larry Dunigan. “She has focused her career on serving the community, and that experience will complement Old National’s community banking commitment. In addition, her expertise and leadership in economic development and civil service will be a tremendous asset to Old National.”

In 1992, Skillman was elected to the Indiana State Senate, where she represented Lawrence, Monroe, Jackson, Washington, and Orange Counties.  Rising quickly through the leadership, she became Majority Caucus Chair.  During her 12 years in the Senate, she led the charge to include the state’s small towns and rural communities in its economic development agenda.  There, she authored plans for development in distressed counties and for the revitalization of downtown areas.

In 2004, Becky Skillman was selected by Mitch Daniels to be his running mate in his bid for Governor. Serving as Lt. Governor over the next eight years, Skillman had more legal duties than any other Lt. Governor in the country.  Since first taking office in 2005, she soundly managed five state agencies that administered more than $1 billion in programs, including the Indiana State Department of Agriculture, the Office of Energy Development, the Indiana Housing and Community Development Authority, the Office of Community and Rural Affairs, and the Office of Tourism Development.  Additionally, she chaired the state’s Counter Terrorism and Security Council, and served as President of the Indiana Senate.

About Old National

Old National Bancorp (NYSE: ONB) is the largest financial services holding company headquartered in Indiana and, with $9.7 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

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